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          TTR TECHNOLOGIES COMPLETES SALE OF MUSIC COPY PROTECTION AND
                 DIGITAL RIGHTS MANAGEMENT ASSETS TO MACROVISION

NEW YORK, May 28, 2003 -- TTR TECHNOLOGIES, INC. (OTC BB: TTRE), announced today that it has consummated the sale to Macrovision Corporation (Nasdaq: MVSN) of its Music Copy Protection and DRM Assets and has terminated the Alliance Agreement between the two companies.

As a result of the sale, the Company has ceased to be engaged in the copy protection business, which is the only business that the Company has been actively engaged in since its inception in 1994. The Company is currently evaluating several potential future opportunities.

The assets sold include three issued and eight pending US patents, and a number of international patent applications, in the areas of optical media copy protection and controlled burning. The purchase price consisted of a cash payment of $5.05 million, and the return to the Company of 1,880,937 shares of the Company's common stock that Macrovision purchased in January 2000 for $4.0 million. The terms of the definitive agreement executed by the Company and Macrovision on November 4, 2002, called for the Company to receive a cash payment of between $4.85 million and $5.25 million, depending on whether the Company obtained various consents and releases with respect to certain of the assets to be sold by the Company to Macrovision. The Company and Macrovision have mutually agreed that based on the consents and releases the Company has obtained to date, that the cash payment will be $5.05 million, that the cash payment is final and not subject to adjustment, and the Company shall have no further obligation to obtain any further consents or releases.

Forward-Looking Statements

All statements contained herein, as well as oral statements that may be made by the Company or by officers, directors or employees of the Company acting on the Company's behalf, that are not statements of historical fact, constitute "forward-looking statements" and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in the Company's annual Report on Form 10-K for 2002, its Quarterly Reports on Form-10-Q, and such other documents as are filed with the Securities and Exchange Commission from time to time. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

The Company                           Media and Investor Relations
Samuel Brill                          Truc Nguyen
Chief Operating Officer               Stern & Co.
(914) 921-4004                        (212) 888-0044
samb@ttrtech.com                      tnguyen@sternco.com
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